Exhibit 10.3

Collexis US, Inc
1201 Main Street, Suite 980
Columbia, SC 29201
USA

(803) 727-1113 Main
(803) 727- 1118 Fax

www.collexis.com

Separation and Settlement Agreement

This Separation and Settlement Agreement (the “Agreement”) is effective as of June 30, 2008 (the “Separation Date”), by and among:

1.	Collexis Holdings, Inc., with its main office being 1201 Main Street, Suite 980, Columbia, SC USA, hereby legally represented by its CEO William D. Kirkland (“CHI”);

2.
Collexis B.V., a private company with limited liability under the laws of The Netherlands, with its registered office in Woubrugge, The Netherlands, and principal place of business in The Netherlands (4191 NW) Geldermalsen, at the Oudenhof 2f (“Collexis BV)(CHI is the sole shareholder of Collexis B.V.)(

For purposes of this agreement, CHI and Collexis BV, together, will be referred to as “Collexis”);

and

3.	Henk Buurman, a citizen and resident of The Netherlands (hereafter referred to as “Employee”), residing at Woubrugge XP (the Netherlands), Virulystraat 6 (2481 PT);

4.	V.D.B. Pacific B.V., residing in Virulystraat 6, 2481 PT Woubrugge XP, The Netherlands (“Buurman’s Company”); and

WHEREAS:

1.
Employee has been employed by Collexis B.V. since the year 2000. Collexis B.V. and Employee entered into that certain labor contract having an effective date of January 1, 2007 and continuing for a period of thirty-six months from that date (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, as of the Separation Date, the current position of the Employee is VP of Strategy for Collexis B.V (“BV VP”). The monthly gross salary of Employee amounts to €15.000, 00 excl. holiday pay, based on a 40-hour work week. As part of the overall compensation package offered to Employee, certain rights were granted to Buurman’s Company pursuant to that certain agreement entitled “Collexis Option Agreement Model,” dated as of the 4th day of April 2007, which agreement has been assumed by CHI (the “Stock Option Agreement”)

2.	As of the Separation Date hereof, Buurman’s Company serves as a director of Collexis B.V. (the “BV Director”).

3.
During the month of October 2007, a reorganization began during which time Collexis B.V. informed the Employee that his position will change. Both Collexis and Employee have put in significant effort to find a suitable solution within the organization for these changing responsibilities, but have been unable to locate an alternative suitable position within Collexis B.V. or Collexis Holdings, Inc. The Parties would like to stress that according to their opinion, neither Party is guilty in this situation, there is no urgent cause and the Separation (as defined below) is mutual, with no dispute.

HAVE AGREED TO THE FOLLOWING:

1.
Separation. The Employment Agreement, along with any and all agreements, policies and other terms and conditions relating to the employment of Employee described thereunder and employment relationship created thereby (other than the Stock Option Agreement and Sections 15, 17 and 18 of that certain related agreement entitled “Employment Contract: General Provisions,” which in each case shall survive) between Collexis B.V. and Employee shall terminate (the “Separation”) on the Separation Date, and be of no further force and effect thereafter.

2.
Resignation. Buurman’s Company hereby tenders its resignation as of June 30, 2008, as the BV Director and from any and all other positions and in any other capacity for and on behalf of Collexis, B.V. and each affiliate thereof (Together, the resignation referenced hereunder by Employee and Buurman’s Company shall be referred to collectively as the “Resignation”). The Resignations are hereby accepted by Collexis.

3.
Severance. As consideration for Employee and Buurman’s Company entering into and abiding by the terms of this Agreement, CHI is willing to pay the Employee a gross severance pay of € 7,500 per month for a period of 8 consecutive calendar months starting July 2008 in the context of the termination of the employment as a contribution to any loss of income in the future (the “Severance Pay”). It is the Employee’s obligation to pay all appropriate taxes and other necessary amounts to the Dutch government from such payments. The severance pay will be paid on the last day of each month by CHI, less any bank charges, to an account designated by Employee.

4.	Amendment to Stock Option Agreement. Each of CHI and Buurman’s Company hereby agrees that the Stock Option Agreement is hereby amended as follows:

Sections 5 & 6 of the Stock Option Agreement, along with Schedule 1, entitled “Vesting Schedule” is hereby deleted in its entirety, and in lieu thereof, Section 6 shall read as follows: The Option to purchase the Option Shares is fully vested and may be exercised over the next two years starting 1 August 2008; provided, however, that Buurman’s Company and Employee agree to sell no more than 75,000 purchased Option Shares in any one calendar month; provided, further, that any such sale is not in violation of any securities laws of the United States of America.

CHI will update the Employee’s account with E*Trade to reflect the 1 million vested options and activate the account for trading as soon as possible from the date of signing this agreement.

5.
Lock Up Agreement. Upon and coincident with the execution of this Agreement, Employee and Buurman’s Company shall enter into CHI’s usual and customary lock up agreement, pursuant to which its shares of CHI common stock is restricted from transfer for a period of twelve months from the Separation Date.

6.
Accrued Holiday Balance. Employee is expected to have taken all outstanding holidays. Employee’s accrued holiday balance will be zero per Separation Date and he will not be paid for any outstanding or remaining holidays.

7.
Return of Collexis’ Property. Each of the Employee Released Parties (as defined below) is expected to return to CHI all of the property owned by or in or to which rights are held by Collexis or any affiliate thereof, including, without limitation, credit cards, software and any books or records of the CHI or Collexis B.V. The Employee may retain his Collexis B.V.-provided computer and cell phone, but may not retain computer software, whether on such devices or otherwise, that is licensed to or owned by Collexis or any affiliate thereof.

8.
Consultation. Information to the UWV (Employee Insurance Administration Agency) and/or the CWI (Organization for Work and Income) in connection with an application for unemployment benefits will only be given after consultation between the Parties.

9.
Confidentiality and Disclosure. The Parties will observe confidentiality in respect of the content of this settlement and will not submit it to any third parties, unless it must be submitted to the UWV (Employee Insurance Administration Agency) and/or the CWI (Organisation for Work and Income) in connection with an application for unemployment benefits. In particular, the Parties will not make any statements regarding the content of this settlement agreement concluded between the Parties to other employees or former employees of Collexis B.V. Notwithstanding any provision to the contrary in this Agreement or any other agreement entered into of even date herewith, Collexis shall have the sole and exclusive right to make such disclosures of this Agreement, the Lock Up Agreement and the Stock Option Agreement as it may determine in its sole and absolute discretion to comply with any and all applicable United States federal and state securities laws and other disclosure, contractual or regulatory requirements.

10.
Collexis’ Confidential Information. Each of the Employee Released Parties, directly and indirectly, shall maintain the confidentiality and make no disclosure or use whatsoever of the trade secrets, operations, technology, financial condition, etc. of Collexis and any affiliate thereof.

11.
Non-Competition. Each of the Employee Released Parties agrees not to compete, directly or indirectly, with Collexis or any affiliate thereof in the knowledge discovery and search industry for a period of one (1) year from the Separation Date.

12.
Assignment of Rights to Collexis of Intellectual Property. Each of the Employee Released Parties gives up and assigns to CHI any and all rights and claims to any and all intellectual property of or otherwise used by Collexis or any affiliate thereof.

13.
Permitted Separation. The termination of the labor contract does not relate to the existence of any termination restriction as mentioned in Article 7:647,648,670 and 670a BW or any other ban on the termination of the labor agreement.

14.
Termination of Collexis’ Legal Proceedings. Collexis agrees and agrees to cause its controlled affiliates to terminate any current legal proceedings it may have brought against any Employee Released Party (as defined below) with prejudice.

15.
Termination of Employee’s Legal Proceedings. Each of the Employee Released Parties agrees to terminate any current legal proceedings it may have brought against the Collexis or any Collexis Released Party with prejudice.

16.
Website. Included on the Company’s website (www.collexis.com) will be the following for a period of two (2) years or longer at the Company’s sole discretion: “After many consecutive information-sharing achievements, the company was established in Europe in 1999, among the founders were Peter van Praag, Henk Buurman and Glenn Nijbroek.”

17.	Mutual Releases.

(a)
Definition. For purposes of this Agreement, the term “Claim” shall mean any and all causes of action, actions, affirmative defenses, defenses, counterclaims, judgments, liens, indebtedness, damages, losses, claims, liabilities and demands of every kind and character, whether known or unknown, liquidated or unliquidated, suspected or unsuspected, existing or prospective, from the beginning of time through and including the Separation Date.

(b)
Employee Release. Except for the Stock Option Agreement or as otherwise provided in this Agreement, as of the Separation Date, Employee and Buurman’s Company hereby and forever release and discharge Collexis and each director, officer, employee, consultant, shareholder, parent, subsidiary, successor, assign and other affiliate thereof (collectively, the “Collexis Released Parties”) from any and all Claims, including, without limitation, any and all such Claims arising out of or related to, Employee’s Employment Agreement and any and all rights thereunder or termination thereof; any rights or promises made or believed to have been made with respect to any shares, options or other securities in or issued by the Collexis Released Parties; and any and all rights, claims or interests in, or in any way related to, any of the assets or properties of or used by all or any one of the Collexis Released Parties (the “Employee Release”). The foregoing Employee Release shall constitute a complete and general release of all such Claims and a covenant not to sue all or any one of the Collexis Released Parties relating to such Claims. Notwithstanding any provision of this Agreement to the contrary, but subject to any other agreement that may exist between any one of the Employee Released Parties and any Collexis Released Party with respect to the Buurman Stock Sale (as defined below), in no event shall this Employee Release constitute a release by either Employee or Buurman’s Company of Claims for monies (the “Purchase Price”) due from the private sale (the “Buurman Stock Sale”) by either of Collexis B.V.’s shares (the “Buurman Stock”)(which shares have since been exchanged for CHI’s common shares via a corporate reorganization (the “Exchange”)) to any Collexis Released Party (other than Collexis) who is obligated to pay the Purchase Price or such person’s obligation to pay the Purchase Price in connection with the Buurman Stock Sale.

(c)
Employer Release. Except as otherwise provided in this Agreement, the Stock Option Agreement or Lock Up Agreement, as of the Separation Date, Collexis hereby and forever releases and discharges Employee, Buurman’s Company (together, the “Employee Released Parties”) from any and all Claims (the “Employer Release”). The foregoing Employer Release shall constitute a complete and general release of such Claims and a covenant not to sue the Employee Released Parties relating to such Claims.

(d)
Informed Release. Each Party hereto acknowledges that he or it understands the significance and potential consequences of the release of unknown claims and of the specific waiver of his rights thereto.

(e)
Covenant Not to Sue. Each of Collexis and the Employee Released Parties agree that it, he or she will never institute any action for suit-at-law nor institute, prosecute, or in any way aid in the institution or prosecution of any Claim for damages, costs, loss of services, expenses, or compensation for or on account of any damage, loss or injury, either to person or property or both, whether developed or undeveloped, resulting to or to result, known or unknown, past, present, or future, arising out of any Claim that has been released under this Release through, but not succeeding the Separation Date.

18.
Non-Disparagement. Each of Collexis and Employee Released Parties hereby covenants and agrees to refrain from making any disparaging or derogatory remarks about the other Party or Parties to this Agreement or any of the persons released under Section 17 of this Agreement. Notwithstanding the generality of the preceding sentence, it is agreed that Collexis will inform its other officers and employees of the terms of this nondisparagement provision and will urge them to abide by it, but that Collexis cannot and does not undertake responsibility for controlling the speech of other persons.

19.
Employer’s Response to Questions. Nothing contained herein will be deemed in any way to limit or restrict Employer from factually responding, without disparaging or derogatory remarks, to questions from third parties regarding the terms of Employee’s employment or the Separation or the Resignations.

20.
Employee’s Response to Questions. If, but only if, any inquiry is made regarding the financial condition or business practices of Collexis or any affiliate thereof, each of the Employee Released Parties, as the case may be, will respond to the effect that the financial condition and business practices thereof are not related to the Separation, and any inquiry regarding such financial condition or business practice should be addressed to CHI, and neither of the Employee Released Parties will not comment further.

[Agreement continued on next page]

This agreement will be governed by the laws of the State of South Carolina, USA. Each Party hereto agrees that it will not bring any suit, action, or other proceeding to enforce the provisions of this Agreement in any court other than the state court situated in Richland County, South Carolina, USA, or if such court does not have jurisdiction with respect to such proceeding, the federal court sitting in or nearest to Columbia, South Carolina, USA. Each Party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any such state or federal court over any such proceeding and agrees that it will not attempt to deny or defeat personal jurisdiction by motion or other request for leave from any such court. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action, proceeding has been brought in an inconvenient forum.

This Agreement may be duly executed by facsimile and in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument. Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart. This Agreement may be modified or waived only by a separate writing signed by each of the parties hereto expressly so modifying or waiving such agreement.

Agreed on July 31, 2008

CHI		V.B.D. Pacific B.V.

Collexis Holdings, Inc.

By:	/s/ William D. Kirkland	By:	/s/ Henk Buurman
Henk Buurman
William D. Kirkland			Its sole officer, managing director,
President and CEO			owner and authorized officer

EMPLOYEE:

/s/ Henk Buurman
Henk Buurman